                                                                      Exhibit 16



                                March 29, 1999



Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for Kaire Holdings International, Inc., and on May 22, 1998, except for Note 3, Note 6, and Note 8, as to which the date is January 26, 1999, we reported on the consolidated financial statements of Kaire Holdings International, Inc. and subsidiaries as of and for the two years ended December 31, 1997. On March 29, 1999, we were dismissed as independent accountants of Kaire Holdings International, Inc.

We have read Kaire Holdings International, Inc.'s statements included under Item 4 of its Form 8-K dated March 29, 1999, and we agree with such statements.



                            SINGER LEWAK GREENBAUM & GOLDSTEIN LLP